                                Exhibit (h)(4)(1)



Nicholas-Applegate Institutional Funds
600 West Broadway, 30th Floor
San Diego, California  92101

To Whom It May Concern:

This will confirm our agreement pursuant to which Nicholas-Applegate Capital Management (the "Adviser") will waive its fees and absorb other operating expenses of various series of the Nicholas-Applegate Institutional Funds so that total operating expenses, excluding taxes, interest, brokerage and the expenses incurred from the creation and operation of the Mauritius entity, do not exceed the percentages set forth on the following page through March 31, 2001. In subsequent years, overall operating expenses for each series will not fall below the applicable percentage limitation until the Adviser has been fully reimbursed for fees foregone and expenses paid under this Agreement, as each series will reimburse the Adviser in subsequent years when operating expenses (before reimbursement) are less than the applicable percentage limitation.


                                         NICHOLAS-APPLEGATE CAPITAL MANAGEMENT




                                         By:____________________________________
                                            E. Blake Moore, Jr., General Counsel


Accepted and Agreed to this
10th day of July 2000

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS


By:_______________________________________
   E. Blake Moore, Jr., Secretary


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
                               EXPENSE LIMITATIONS
                               -------------------

Small Cap Growth           Class I                   1.17%
                           Class R                   1.42%

Mid Cap Growth             Class I                   1.00%
                           Class R                   1.25%

Large Cap Growth           Class I                   1.00%
                           Class R                   1.25%

Value                      Class I                   1.00%
                           Class R                   1.25%

Emerging Countries         Class I                   1.65%
                           Class R                   1.90%

International Core Growth  Class I                   1.40%
                           Class R                   1.65%

High Quality Bond          Class I                   0.45%
                           Class R                   0.70%

Mini Cap Growth            Class I                   1.56%

Global Technology          Class I                   1.40%

International Small Cap    Class I                   1.40%

Worldwide Growth           Class I                   1.35%

Global Growth & Income     Class I                   1.35%

Latin America              Class I                   1.65%

Pacific Rim                Class I                   1.40%

Convertible                Class I                   1.00%

Global Blue Chip           Class I                   1.20%

Global Health Care         Class I                   1.40%

High Yield Bond            Class I                   0.75%
                           Class R                   1.00%

Short Intermediate Fixed   Class I                   0.35%